Exhibit 10.33

April 2, 2009

Mr. Phillip Maxwell

Dear Phil:

I am pleased to confirm our agreement of an incentive retention bonus (the “Retention Bonus) covering the next three years in the amount of $1,000,000.00, to be paid as follows:

$333,333.33 payable on April 2, 2010, assuming you are actively employed by and performing substantial services for The Neiman Marcus Group, Inc. (the “Company”) as of this date.

$333,333.33 payable on April 2, 2011, assuming you are actively employed by and performing substantial services for the Company as of this date.

$333,333.33 payable on April 2, 2012, assuming you are actively employed by and performing substantial services for the Company as of this date.

The Company agrees to secure the above payments through the issuance of three (3) consecutive and nontransferable letters of credit in the amount of $333,333.33 each.  Each letter of credit shall be issued by a U.S. bank and shall have a term of no less than fifteen (15) months.  The first letter of credit shall be issued to you within ten (10) days of your execution of this agreement, and the second and third letters of credit shall be issued to you within ten (10) days of the first and second anniversaries, respectively, of the date first set forth above.  Any amounts payable to you pursuant to this agreement shall not be subject to any claim of any creditor and shall not be subject to attachment or garnishment of other legal process by any creditor, nor shall you have any right to alienate, anticipate, commute, pledge, encumber or assign any of the payments that you expect to receive under this agreement.  Furthermore, any amounts payable pursuant to this agreement shall be payable out of the general assets of the Company, and no segregation of any assets whatsoever for such payments shall be made or required, other than the letters of credit described above.

The terms of your employment remain unchanged, including your base salary, your Confidentiality, Non-Competition and Termination Benefits Agreement and eligibility for the following:  annual performance reviews, merit increases, annual incentive bonuses, equity awards, Company benefits and vacation.

Your employment with the Company will continue to be on an “at will” basis.  This means that you will not have a contract of employment for any particular duration, nor will you have a contract or agreement limiting in any way the grounds for your termination.  This also means that, subject to the next paragraph, you will be free to resign at any time for any reason and, similarly, the Company will be free to terminate your employment at any time for any reason.  Furthermore, you will continue to be required to comply with all Company policies and will remain subject to disciplinary action for violations of such policies, up to and including termination of employment.

If you are terminated without “cause” by the Company at a time when one or more of the installments of the Retention Bonus remain unpaid to you, the next installment payment for the Retention Bonus that is due to you after such termination occurs shall be paid to you within ten (10) days after such termination, and the Company shall have no further obligation to pay you any other unpaid installments of the Retention Bonus after the occurrence of such termination.  On the other hand, if at any time while one or more installments of the Retention Bonus remain unpaid to you, the Company terminates your employment for “cause” or you voluntarily terminate your employment with the Company, the Company shall have no further obligations to pay any such installments to you.  For purposes of this agreement, “cause” shall be deemed to mean, in the Company’s reasonable judgment, (i) a breach of duty by you in the course of your employment involving fraud, acts of dishonesty (other than inadvertent acts or omissions), disloyalty, or moral turpitude; (ii) conduct that is materially detrimental to the Company, monetarily or otherwise, or reflects unfavorably on the Company or you to such an extent that the Company’s best interests reasonably require the termination of your employment; (iii) acts in violation of your obligations under this agreement or at law; (iv) your failure to comply with or enforce the Company’s policies concerning equal employment opportunity, including engaging in sexually or otherwise harassing conduct; (v) your repeated insubordination or failure to comply with or enforce other personnel policies of the Company or its affiliates; (vi) your failure to devote your full working time and best efforts to the performance of your responsibilities to the Company or its affiliates; or (vii) your conviction of or entry of a plea agreement or consent decree or similar arrangement with respect to, a felony, other serious criminal offense, or any violation of federal or state securities laws; provided, however, that with respect to clauses (v) and (vi) above, you have been provided prior written notice of the failure and afforded a reasonable opportunity to correct same.

Please review this letter, sign it with your original signature in the spaces provided below and return it to me.

We are delighted that you have decided to remain with the Company and I look forward to working with you on this project.

Sincerely,

/s/ James E. Skinner,
EVP & CFO

AGREED TO AND ACCEPTED this 8th day of May, 2009:

/s/ Phillip Maxwell